Exhibit 99.1

LIMITED BRANDS REPORTS NOVEMBER 2011 SALES AND
DECLARES $2 PER SHARE SPECIAL DIVIDEND

Columbus, Ohio, Dec. 1, 2011 - Limited Brands, Inc. (NYSE: LTD) reported a comparable store sales increase of 7 percent for the four weeks ended Nov. 26, 2011, compared to the four weeks ended Nov. 27, 2010. The company reported net sales of $872.6 million for the four weeks ended Nov. 26, 2011, compared to net sales of $893.0 million last year. The decline in sales year over year was driven by the sale of our third party apparel sourcing business in the beginning of November 2011.

The company reported a comparable store sales increase of 10 percent for the 43 weeks ended Nov. 26, 2011, compared to the 43 weeks ended Nov. 27, 2010. The company reported net sales of $7.721 billion for the 43 weeks ended Nov. 26, 2011, compared to sales of $7.050 billion last year.

Special Dividend
The company announced that its Board of Directors has declared a special dividend of $2 per share, which will be paid on Dec. 23, 2011, to shareholders of record at the close of business on Dec. 12, 2011.

Leslie H. Wexner, chairman and chief executive officer, stated, “Returning value to our shareholders is paramount for us.  Our earnings growth and disciplined management of the business have resulted in significant free cash flow and a very strong cash and liquidity position.  Going forward, we are confident in the growth opportunities for our business, which will allow us to continue to return excess cash to shareholders through a combination of ongoing regular dividends, share repurchases and special dividends.”

The company expects 2011 free cash flow of approximately $700 million and a year-end cash balance, after the payment of the special dividend, of approximately $800 million. With this distribution, the company will have returned $12 billion to shareholders since 2000.

To hear further commentary provided on Limited Brands' prerecorded November sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.Limitedbrands.com for an audio replay.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,640 specialty stores in the United States and its brands are sold in more than 600 company-operated and franchised additional locations world-wide. The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Limited Brands b-roll footage of stores is available through our online newsroom.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the November sales call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the November sales call:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into international markets and related risks;

•	our independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our reliance on foreign sources of production, including risks related to:

◦	political instability;

◦	duties, taxes and other charges on imports;

◦	legal and regulatory matters;

◦	volatility in currency exchange rates;

◦	local business practices and political issues;

◦	potential delays or disruptions in shipping and related pricing impacts;

◦	the disruption of imports by labor disputes; and

◦	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the November sales call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2010 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations                                Media Relations
Amie Preston                                    Tammy Roberts Myers
(614) 415-6704                                    (614) 415-7072
apreston@limitedbrands.com                            extcomm@limitedbrands.com

LIMITED BRANDS
NOVEMBER 2011

Comparable Store Sales Increase (Decrease):

	November 2011	November 2010	Year-to-Date 2011	Year-to-Date 2010

Victoria's Secret Stores	11%	13%	14%	13%
La Senza	(7%)	(10%)	(2%)	—%
Bath & Body Works	6%	8%	7%	5%
Limited Brands	7%	10%	10%	9%

Total Stores:

	Stores	Year-to-date		Stores
	Operating			Operating
	at 1/29/11	Opened	Closed	at 11/26/11

Victoria's Secret Stores	1,028	8	(13)	1,023
Bath & Body Works	1,606	6	(14)	1,598
Henri Bendel	11	8	—	19
Total United States	2,645	22	(27)	2,640

La Senza Canada	252	—	(3)	249
Bath & Body Works Canada	59	10	—	69
Victoria's Secret Canada	12	8	(1)	19
Total Limited Brands	2,968	40	(31)	2,977